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                  SEVERANCE AGREEMENT FOR MICHAEL G. HANKINSON

This Severance Agreement entered into this 22nd day of May, 2001, by and between Michael G. Hankinson ("Hankinson"), a Pennsylvania resident and Healthaxis Inc. and Healthaxis.com, Inc. (hereinafter collectively referred to as "Company"), both Pennsylvania corporations.

I. STATUS. Effective July 31, 2001 (the "Separation Date"), Hankinson shall resign as a full-time executive officer of Company. Between the date of this Agreement and the Separation Date, Hankinson shall continue to perform all current duties as Sr. Vice President, Secretary & General Counsel.

II. SEPARATION COMPENSATION. Effective on the Separation Date, Hankinson shall receive a severance compensation payment of six (6) months pay ($80,000), subject to federal, state and local taxes as applicable.

III. MEDICAL EXPENSES. Hankinson shall receive continuation of medical and dental insurance benefits at the current contribution rate, as applicable, for six (6) months following the Separation Date, or until Hankinson receives comparable employer sponsored insurance benefits, whichever is earlier.

IV. BUSINESS RELATED EXPENSES. Subject to the approval of Company, Hankinson shall be reimbursed for all reasonable and necessary Company business-related expenses incurred by Hankinson up to the Separation Date.

V. OPTIONS. All unvested stock options as of the Separation Date (37,571) previously granted to Hankinson shall be fully vested and the post-termination exercise period for all of Hankinson's vested stock options shall be amended in each option to allow for a one-year post termination exercise period (effective from the Separation Date).

VI. SALE OF BUILDING. Company agrees to pay Hankinson an incentive bonus according to the schedule below for the sale of the building and closure of the operations at 2500 DeKalb Pike, East Norriton, PA. Such activities include but are not limited to, the sale of inventory and equipment, the termination of service contracts, the legal documentation and transfer of title to the building, and the possible dislocation/relocation of personnel and company functions as determined by the Company. Company agrees to act in good faith to authorize and facilitate the recommendations made by Hankinson regarding winding down and closure activities in order to achieve the timelines outlined below.

                                  Net Receipts from
               Closure Date       Sale of the Building      Bonus
               -------------      --------------------      -----
               by 09/30/01             $4.25 mm          $150,000 (cash in hand)
               by 09/30/01             $4.00 mm          $125,000
               by 10/31/01             $4.00 mm          $100,000
               by 09/30/01             $3.75 mm          $ 75,000
               by 11/30/01             $3.75 mm          $ 50,000
               by 11/30/01             $3.50 mm          $ 25,000

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VII.  Retained Employment. Effective July 1, 2001, Hankinson shall be retained on a part-time basis as an "at-will" Secretary & General Counsel of the Corporation. The terms of this employment are as follows:

      A. Duties and Responsibilities: Advise the public Corporation on legal and regulatory matters. Perform the responsibilities of Secretary of the Corporation.

      B. Authority. Hankinson shall have the authority of the Secretary and General Counsel of the Company to execute and negotiate documents consistent with past practices. He shall have the authority to direct the activities of outside counsel to the extent necessary to properly advise and represent the Company regarding SEC and other related matters.

      C. Retention Fees: Company shall pay Hankinson at the rate of $5,000 per month for the performance of his duties herein. Payments shall be payable in monthly installments, subject to federal, state and local taxes. Services can be terminated by either party with 30-days written notice. Hankinson shall not be eligible for, and waives employment benefits, except as otherwise provided for in this Agreement, during the course of his part-time "at-will" employment.

      D. Liability Coverage: Company shall provide D&O liability coverage on behalf of Hankinson, and shall indemnify and hold harmless Hankinson from and against any and all liability consistent with the By-Laws of the Corporation and the Business Corporation Law.

      E. Business Related Expenses. Subject to the approval of Company, Hankinson shall be reimbursed for all reasonable and necessary Company business-related expenses incurred by Hankinson in the conduct of his "at-will" employment as Secretary & General Counsel.

VIII. MUTUAL RELEASE OF LIABILITY. Effective as of the Separation Date, Hankinson and Company agree to and shall execute the attached Mutual Release of Liability releasing one another from any and all past and present liabilities (except enforcement of Hankinson's rights under this Severance Agreement and Hankinson's stock option agreements) arising in connection with Hankinson's employment at Company prior to the Separation Date. Neither Hankinson nor Company intend this Release to affect liabilities which may arise during the course of Hankinson's part-time employment effective July 1, 2001 for events on or subsequent to that date.

IX. ENTIRE AGREEMENT. The terms contained herein and on the attached Mutual Release of Liability represent the full and final terms of separation between Hankinson and Company and supersede any and all other agreements, except agreements or amendments to previously granted stock options to Hankinson as regards the employment of Hankinson.

X. ARBITRATION. The parties herein agree to settle any unresolved disputes arising from either the Severance Agreement or the Mutual Release of Liability through binding arbitration under the rules of the American Arbitration Association at a location to be determined by Company.

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XI.   GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof.

Accepted, Agreed to and Effective this 22nd day of May, 2001.




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MICHAEL G. HANKINSON
SR. VICE PRESIDENT, SECRETARY & GENERAL COUNSEL
HEALTHAXIS.COM, INC.
HEALTHAXIS INC.



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JAMES W. MCLANE
PRESIDENT & CEO
HEALTHAXIS.COM, INC.
HEALTHAXIS INC.



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